Exhibit 4.1

IPC HOLDINGS, LTD.

2007 INCENTIVE PLAN

ARTICLE I

GENERAL

1.1 Purpose

The purpose of the IPC Holdings, Ltd. 2007 Incentive Plan (the “Plan”) is to provide an incentive for officers, other employees, prospective employees and directors of IPC Holdings, Ltd. (the “Company”) and its subsidiaries and other affiliates to acquire a proprietary interest in the success of the Company, to enhance the long-term performance of the Company and to remain in the service of the Company and its subsidiaries and other affiliates.

1.2 Definitions of Certain Terms

(a) “Award” means an award under the Plan as described in Section 1.5 and Article II.

(b) “Award Agreement” means a written agreement entered into between the Company and a Grantee in connection with, or relating to, an Award.

(c) “Board” means the Board of Directors of the Company.

(d) “Cause” means (i) if a Grantee is a party to an employment agreement with the Company or any of its subsidiaries or other affiliates that defines such term, the meaning of such term under such employment agreement or (ii) otherwise, the meaning as determined by the Committee in its discretion or as set forth in an Award Agreement.

(e) “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

(f) “Committee” means a committee of the Board selected by the Board to administer the Plan.

(g) “Common Shares” means each of the Company’s common shares, par value U.S. $0.01 per share.

(h) “Deferred share unit” means an award of share units, which may be payable in cash, Common Shares or a combination thereof and which is awarded in conjunction with the voluntary or mandatory deferral of, or in lieu of, all or a portion of a Grantee’s cash bonus award.

(i) “Disability” shall have the meaning ascribed under the Company’s long term disability plan.

(j) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time.

(k) “Fair Market Value” of Common Shares on any date shall be (i) when the Company’s Common Shares are publicly traded, the closing price of a Common Share on the principal securities exchange on which the Common Shares are listed, or (ii) if the Company’s Common Shares are not so listed, the average of the bid and asked prices of a Common Share as otherwise quoted on any trading system selected by the Committee.

(l) “Grantee” means a person who receives an Award.

(m) “Key Persons” means directors and employees of the Company or its subsidiaries or other affiliates.

(n) “Option Exercise Price” means the amount payable by a Grantee upon the exercise of a share option.

(o) “Performance shares” means Common Shares issued or transferred to a Grantee upon the attainment of performance goals specified or determined in accordance with the applicable Award Agreement.

(p) “Performance share units” means share units issued to a Grantee upon the attainment of performance goals specified or determined in accordance with the applicable Award Agreement.

(q) “Restricted shares” means Common Shares issued or transferred to a Grantee which are subject to such restrictions and/or conditions as may be specified or determined in accordance with, the applicable Award Agreement.

(r) “Restricted share units” means share units issued to a Grantee which are subject to such restrictions and/or conditions as may be specified in, or determined in accordance with, the applicable Award Agreement.

(s) “Rule 16b-3” means Rule 16b-3 under the Exchange Act and any successor thereto.

(t) “Share units” means an award intended to mirror the economic value of a Common Share (i.e., an award that will mirror the value and will increase or decrease in value in the same manner as a Common Share).

(u) “Termination of Employment” means, unless otherwise determined by the Committee, a Grantee ceasing employment with the Company and its subsidiaries and other affiliates (or, in the case of a Grantee who is not an employee, upon ceasing association with the Company as a director or otherwise). The Committee in its discretion may determine (i) whether any leave of absence constitutes a Termination of Employment for purposes of the Plan, (ii) the impact, if any, of any such leave of absence on Awards theretofore made under the Plan, and (iii) when a change in a Grantee’s association with the Company and its subsidiaries and other affiliates constitutes a Termination of Employment for purposes of the Plan. The Committee may also determine whether a Grantee’s Termination of Employment is for Cause and the date of termination in such case.

1.3 Administration

(a) The Plan shall be administered by the Committee, which shall consist of not less than three directors of the Company.

(b) The Committee or a subcommittee thereof (which hereinafter shall also be referred to as the “Committee”) shall have the authority (i) to exercise all of the powers granted to it under the Plan, (ii) to construe, interpret and implement the Plan and any Award Agreements, (iii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules governing its own operations, (iv) to make all determinations necessary or advisable in administering the Plan, (v) to correct any defect, supply any omission and reconcile any inconsistency in the Plan, (vi) to amend the Plan to reflect changes in applicable law, (vii) to determine whether, to what extent and under what circumstances Awards may be settled or exercised in cash, Common Shares, other securities, other Awards or other property, or canceled, forfeited or suspended and the method or methods by which Awards may be settled, canceled, forfeited or suspended, and (viii) to determine whether, to what extent and under what circumstances cash, Common Shares, other securities, other Awards or other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee. Unless otherwise provided in an Award Agreement, the Committee will have the authority, in its absolute discretion, to amend any outstanding Award Agreement in any respect, whether or not the rights of the Grantee of such Award are adversely affected, including, without limitation, to accelerate the time or times at which the Award becomes vested, unrestricted or may be exercised, waive or amend any goals, restrictions or conditions set forth in such Award Agreement, or impose new goals, restrictions and conditions, or reflect a change in the Grantee’s circumstances.

(c) Actions of the Committee shall be taken by the vote of a majority of its members. Any action may be taken by a written instrument signed by all of the Committee members, and action so taken shall be fully as effective as if it had been taken by a vote at a meeting.

(d) The determination of the Committee on all matters relating to the Plan or any Award Agreement shall be final, binding and conclusive.

(e) No member of the Board or the Committee or any employee of the Company or any of its subsidiaries or other affiliates (each such person a “Covered Person”) shall have any liability to any person (including, without limitation, any Grantee) for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award. Each Covered Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Plan and against and from any and all amounts paid by such Covered Person, with the Company’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person, provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful criminal act or omission or to the extent otherwise prohibited by applicable law. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under the Company’s Memorandum of Association or Bye-laws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such persons or hold them harmless.

(f) Notwithstanding anything to the contrary contained herein: (i) until the Board shall appoint the members of the Committee, the Plan shall be administered by the Board and (ii) the Board may, in its sole discretion, at any time and from time to time, grant Awards or administer the Plan. In either of the foregoing events, the Board shall have all of the authority and responsibility granted to the Committee herein.

1.4 Persons Eligible for Awards

Awards under the Plan may be made to such Key Persons as the Committee shall select in its discretion.

1.5 Types of Awards Under the Plan

Awards may be made under the Plan in the form of share options, share appreciation rights, restricted shares, restricted share units, performance shares and share units and other share-based Awards, as set forth in Article II.

1.6 Shares Available for Awards

(a) Total shares available. The total number of Common Shares, which may be issued or transferred pursuant to Awards granted under the Plan shall not exceed 3,500,000 shares, including such number of shares, not to exceed 1,330,830, which were originally authorized for issuance under the Company’s Stock Option Plan, as amended effective June 10, 2005 (the “Stock Option Plan”). Upon shareholder approval of this Plan, the foregoing number of shares originally authorized under the Stock Option Plan shall cease to be available for issuance under the Stock Option Plan and shall be available for issuance under this Plan. Such shares may be authorized but unissued Common Shares or authorized and issued Common Shares previously acquired by the Company. The Committee may direct that any share certificate evidencing shares issued pursuant to the Plan shall bear a legend setting forth such restrictions on transferability as may apply to such shares pursuant to the Plan. If any Award is forfeited or otherwise terminates or is canceled without the delivery of Common Shares, Common Shares are surrendered or withheld from any Award to satisfy a Grantee’s income tax withholding obligations, or Common Shares owned by a Grantee are tendered to pay the exercise price of options or other Awards granted under the Plan, then the shares covered by such forfeited, terminated or canceled Award or which are equal to the number of shares surrendered, withheld or tendered shall again become available for issue or transfer pursuant to Awards granted or to be granted under this Plan. Any Common Shares delivered by the Company, any Common Shares with respect to which Awards are made by the Company and any Common Shares with respect to which the Company becomes obligated to make Awards, through the assumption of, or in substitution for, outstanding awards previously granted by an acquired entity, shall not be counted against the shares available for issue or transfer pursuant to Awards under this Plan.

(b) Adjustments. The Committee will adjust the number of Common Shares authorized pursuant to Section 1.6(a) and will adjust equitably (including, without limitation, by payment of cash) the terms of any outstanding Awards (including, without limitation, the number of Common Shares covered by each outstanding Award, the type of property to which the Award is subject and the exercise or strike price of any Award), in such manner as it deems appropriate to preserve the benefits or potential benefits intended to be made available to Grantees of Awards, for any increase or decrease in the number of issued Common Shares resulting from a recapitalization, share split, share subdivision, share dividend, bonus issue, share consolidation, combination or exchange of Common Shares, amalgamation, merger, consolidation, rights offering, separation, reorganization or liquidation, or any other change in the corporate structure or shares of the Company. After any adjustment made pursuant to this Section 1.6(b), the number of Common Shares subject to each outstanding Award will be rounded down to the nearest whole number.

ARTICLE II

AWARDS UNDER THE PLAN

2.1 Award Agreements

Each Award granted under the Plan shall be evidenced by an Award Agreement which shall contain such provisions as the Committee in its discretion deems necessary or desirable. Payments or transfers to be made by the Company upon the exercise, payment or settlement of an Award may be made in such form as the Committee shall determine, including cash, Common Shares, other securities, other Awards or other property and may be made in a single payment, transfer or settlement, in installments or on a deferred basis. A Grantee shall have no rights with respect to an Award unless such Grantee accepts the Award within such period as the Committee shall specify by executing an Award Agreement in such form as the Committee shall determine and, if the Committee shall so require, makes payment to the Company in such amount as the Committee may determine. The Committee shall determine if loans (whether or not secured by Common Shares) may be extended or guaranteed by the Company with respect to Awards.

2.2 No Rights as a Shareholder

No Grantee of an Award (or other person having rights pursuant to such Award) shall have any of the rights of a shareholder of the Company with respect to shares subject to such Award until the issuance of such shares to such person for such shares. Except as otherwise provided in Section 1.6(b), no adjustment shall be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, securities or other property) for which the record date is prior to the date such shares are issued.

2.3 Grant of Share Options and Share Appreciation Rights

(a) The Committee may grant share options to purchase Common Shares from the Company, to such Key Persons, in such amounts and subject to such terms and conditions, as the Committee shall determine in its discretion.

(b) The Committee may grant share appreciation rights to such Key Persons, in such amounts and subject to such terms and conditions, as the Committee shall determine in its discretion. Share appreciation rights may be granted in connection with all or any part of, or independently of, any share option granted under the Plan. A share appreciation right may be granted at or after the time of grant of such option.

(c) The Grantee of a share appreciation right shall have the right, subject to the terms of the Plan and the applicable Award Agreement, to receive from the Company an amount equal to (i) the excess of the Fair Market Value of a Common Share on the date of exercise of the share appreciation right over (ii) the exercise price of such right as set forth in the Award Agreement, which shall be at least 100% of the Fair Market Value of a Common Share on the date the share appreciation right is granted, (or over the option exercise price if the share appreciation right is granted in connection with a share option), multiplied by (iii) the number of shares with respect to which the share appreciation right is exercised. Payment to the Grantee upon exercise of a share appreciation right shall be made in cash or in Common Shares (valued at their Fair Market Value on the date of exercise of the share appreciation right) or both, as the Committee shall determine in its discretion. Upon the exercise of a share appreciation right granted in connection with a share option, the number of shares subject to the option shall be correspondingly reduced by the number of shares with respect to which the share appreciation right is exercised. Upon the exercise of a share option in connection with which a share appreciation right has been granted, the number of shares subject to the share appreciation right shall be correspondingly reduced by the number of shares with respect to which the option is exercised.

(d) Each Award Agreement with respect to a share option shall set forth the Option Exercise Price, which shall be at least 100% of the Fair Market Value of Common Shares on the date the option is granted.

(e) Each Award Agreement with respect to a share option or share appreciation right shall set forth the periods during which the Award evidenced thereby shall be exercisable, whether in whole or in part. Such periods shall be determined by the Committee in its discretion.

2.4 Exercise of Share Options and Share Appreciation Rights

Each share option or share appreciation right granted under the Plan shall be exercisable as follows:

(a) A share option or share appreciation right shall become exercisable at such time or times as determined by the Committee.

(b) Unless the applicable Award Agreement otherwise provides, a share option or share appreciation right may be exercised from time to time as to all or part of the shares as to which such Award is then exercisable (but, in any event, only for whole shares). A share appreciation right granted in connection with an option may be exercised at any time when, and to the same extent that, the related option may be exercised. A share option or share appreciation right shall be exercised by written notice to the Company, on such form and in such manner as the Committee shall prescribe.

(c) Any written notice of exercise of a share option shall be accompanied by payment of the Option Exercise Price for the shares being purchased. Such payment shall be made (i) in cash (by certified check or as otherwise permitted by the Committee), or (ii) to the extent specified in the Award Agreement (A) by delivery of Common Shares (which, if acquired pursuant to the exercise of a share option or under an Award made under this Plan or any other compensatory plan of the Company, were acquired at least six (6) months prior to the option exercise date) having a Fair Market Value (determined as of the exercise date) equal to all or part of the Option Exercise Price and cash for any remaining portion of the Option Exercise Price, or (B) to the extent permitted by law, by such other method as the Committee may from time to time prescribe, including a cashless exercise procedure through a broker-dealer.

(d) Promptly after receiving payment of the full Option Exercise Price, or after receiving notice of the exercise of a share appreciation right for which payment will be made partly or entirely in Common Shares, the Company shall, subject to the provisions of Section 3.3 (relating to certain restrictions), deliver to the Grantee or to such other person as may then have the right to exercise the Award, a certificate or certificates for the Common Shares for which the Award has been exercised. If the method of payment employed upon option exercise so requires, and if applicable law permits, a Grantee may direct the Company to deliver the certificate(s) to the Grantee’s broker-dealer.

2.5 Cancellation and Termination of Share Options and Share Appreciation Rights

The Committee may, at any time and in its sole discretion, determine that any outstanding share options and share appreciation rights granted under the Plan, whether or not exercisable, will be canceled and terminated and that in connection with such cancellation and termination the holder of such options (and share appreciation rights not granted in connection with an option) may receive for each Common Share subject to such Award a cash payment (or the delivery of shares, other securities or a combination of cash, shares and securities equivalent to such cash payment) equal to the difference, if any, between the amount determined by the Committee to be the Fair Market Value of the Common Shares and the exercise price per share multiplied by the number of Common Shares subject to such Award; provided that if such product is zero or less or to the extent that the Award is not then exercisable, the share options and share appreciation rights will be canceled and terminated without payment therefor.

2.6 Termination of Employment

(a) No part of any option or share appreciation right may be exercised after a Grantee’s Termination of Employment, except that:

(i) If such Termination of Employment is at or after normal retirement age or due to Disability or death, any portion of an option or share appreciation right, whether or not exercisable at the time of such termination, may be exercised by the Grantee (or the Grantee’s estate, as the case may be) at any time within the term of the option or share appreciation right; and

(ii) If such Termination of Employment is not at or after normal retirement age or due to Disability or death, any portion of an option or share appreciation right may be exercised by the Grantee within such period as the Committee may determine after such termination, but only to the extent such option or share appreciation right was exercisable at the time of such Termination of Employment, unless the Committee otherwise determines.

(b) Any exercise of an Award following a Grantee’s death shall be made only by the Grantee’s executor or administrator, unless the Grantee’s will specifically disposes of such Award, in which case such exercise shall be made only by the recipient of such specific disposition. If a Grantee’s personal representative or the recipient of a specific disposition under the Grantee’s will shall be entitled to exercise any Award pursuant to the preceding sentence, such representative or recipient shall be bound by all the terms and conditions of the Plan and the applicable Award Agreement which would have applied to the Grantee.

2.7 Grant of Restricted Shares

(a) The Committee may grant restricted Common Shares to such Key Persons, in such amounts, and subject to such terms and conditions as the Committee shall determine in its discretion, subject to the provisions of the Plan. Restricted share Awards may be made independently of or in connection with any other Award.

(b) The Company shall issue in the Grantee’s name the Common Shares covered by the Award. Upon the issuance of such share(s), the Grantee shall have the rights of a shareholder with respect to the restricted share, subject to the transfer restrictions and the Company repurchase rights described in paragraphs (d) and (e) below and to such other restrictions and conditions as the Committee in its discretion may include in the applicable Award Agreement. Unless the applicable Award Agreement provides otherwise, (i) in the event of the Grantee’s Termination of Employment due to death or Disability, all transfer restrictions on the Grantee’s then issued and outstanding restricted shares shall lapse on the date of Termination of Employment and (ii) in the event of the Grantee’s Termination of Employment for any reason, any shares of restricted shares that have not vested under the terms of the Award Agreement shall be repurchased or acquired by the Company as treasury shares for an aggregate price of US$1.00. The Committee at any time may accelerate the lapse of any transfer restrictions on restricted shares and otherwise waive or amend any conditions of an Award of restricted shares.

(c) Unless the Committee shall otherwise determine, any certificate issued evidencing restricted shares shall remain in the possession of the Company until such shares are free of any restrictions specified in the applicable Award Agreement.

(d) Restricted shares may not be voluntarily or involuntarily sold, assigned, transferred, pledged or otherwise encumbered or disposed of, whether by operation of law or otherwise, except as specifically provided in this Plan or the applicable Award Agreement. The Committee at the time of grant shall specify the date or dates (which may depend upon or be related to the attainment of performance goals and other conditions) on which the nontransferability of the restricted shares shall lapse. Unless the applicable Award Agreement provides otherwise, additional Common Shares or other property distributed to the Grantee in respect of restricted shares, as dividends, bonus issues or otherwise, shall be subject to the same restrictions applicable to such restricted shares.

(e) During the ninety (90) days following the Grantee’s Termination of Employment for any reason, the Company shall have the right, with respect to any restricted shares that have not been repurchased or acquired as treasury shares, to require the repurchase or acquisition as treasury shares of any shares to which restrictions on transferability apply, in exchange for which the Company shall repay to the Grantee (or the Grantee’s estate) in cash any amount paid by the Grantee for such shares.

2.8 Grant of Restricted Share Units

(a) The Committee may grant Awards of restricted share units to such Key Persons, in such amounts, and subject to such terms and conditions as the Committee shall determine in its discretion, subject to the provisions of the Plan. Unless otherwise provided in an Award Agreement, Awards of restricted share units shall vest ratably on each of the first four anniversaries of the date of grant; provided, however, that in the event of a Grantee’s Termination of Employment due to death or Disability, each of the Grantee’s then outstanding Awards of restricted share units shall vest as of the date of Termination of Employment. Restricted share units may be awarded independently of or in connection with any other Award under the Plan.

(b) At the time of grant, the Committee shall specify the date or dates on which the restricted share units shall become vested, and may specify such conditions to vesting as it deems appropriate. Unless the applicable Award Agreement provides otherwise, in the event of the Grantee’s Termination of Employment for any reason, restricted share units that have not vested shall be forfeited and canceled. The Committee at any time may accelerate vesting dates and otherwise waive or amend any conditions of an Award of restricted share units.

(c) At the time of grant, the Committee shall specify the delivery date applicable to each grant of restricted share units, which may be determined at the election of the Grantee. Such date shall be later than the vesting date or dates of the Award. On the delivery date, the Company shall issue or transfer to the Grantee one unrestricted, fully transferable Common Share for each vested restricted share unit scheduled to be paid out on such date and as to which all other conditions to the issue or transfer have been fully satisfied. At the time of grant, the Committee shall specify the purchase price, if any, to be paid by the Grantee to the Company for such Common Share.

2.9 Grant of Performance Shares and Share Units

The Committee may grant awards of performance shares in the form of actual Common Shares or share units having a value equal to an identical number of Common Shares to such Key Persons, in such amounts, and subject to such terms and conditions as the Committee shall determine in its discretion and set forth in the applicable Award Agreement, subject to the provisions of the Plan. In the event that a share certificate is issued in respect of performance shares, such certificate shall be issued in the name of the Grantee but shall be held by the Company until the time the performance shares are deemed by the Committee to have been earned. The performance conditions and the length of the performance period shall be determined by the Committee and set forth on a schedule to the Grantee’s Award Agreement, which schedule may be amended by the Committee from time to time as it determines in its discretion. Unless otherwise provided in an Award Agreement, the performance period for Awards of performance shares or performance share units shall be the three year period following the date of grant. The Committee shall determine in its sole discretion whether performance shares granted in the form of share units shall be paid in cash, Common Shares, or a combination of cash and Common Shares.

2.10 Other Share-Based Awards

The Committee may grant other types of share-based Awards (including, but not limited to, deferred share units) to such Key Persons, in such amounts and subject to such terms and conditions, as the Committee shall in its discretion determine, subject to the provisions of the Plan. Such Awards may entail the issue or transfer of actual Common Shares, or payment in cash or otherwise of amounts based on the value of Common Shares.

2.11 Grant of Dividend Equivalent Rights

The Committee may in its discretion include in the Award Agreement with respect to any Award a dividend equivalent right entitling the Grantee to receive amounts equal to the ordinary dividends that would be paid, during the time such Award is outstanding and unexercised, on the Common Shares covered by such Award if such shares were then issued and outstanding. In the event such a provision is included in an Award Agreement, the Committee shall determine whether such payments shall be made in cash, in Common Shares, in other Awards or in another form, whether they shall be conditioned upon the exercise or vesting of the Award to which they relate, the time or times at which they shall be made, and such other terms and conditions as the Committee shall deem appropriate.

ARTICLE III

MISCELLANEOUS

3.1 Amendment of the Plan; Modification of Awards

(a) The Board may at any time terminate the Plan with respect to any Common Shares of the Company not at the time subject to an Award, and may from time to time alter or amend the Plan or any part thereof, provided that, if so provided in the applicable Award Agreement, no change may be made in any Award theretofore granted which would impair the rights of a Grantee without the consent of such Grantee, and provided further, that no alteration or amendment may be made without the approval of shareholders if such approval is required by any applicable law, rule or regulation or any stock exchange requirement. No Award may be repriced, replaced, regranted through cancellation, or modified without shareholder approval (except as otherwise provided under Section 1.6(b)), if the effect would be to reduce the exercise price for the shares underlying such award. In addition, the Committee may not cancel an outstanding option or share appreciation right that has an exercise price per share that is greater than the then Fair Market Value of a Common Share for the purpose of granting a replacement award of a different type without shareholder approval.

3.2 Tax Withholding

(a) As a condition to the receipt of any Common Shares pursuant to any Award or the lifting of restrictions on any Award, or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation on the part of the Company relating to an Award (including, without limitation, U.S. FICA tax), the Company shall be entitled to require that the Grantee remit to the Company an amount sufficient in the opinion of the Company to satisfy such withholding obligation.

(b) If the event giving rise to the withholding obligation is an issue or transfer of Common Shares, then, to the extent specified in the applicable Award Agreement and unless otherwise permitted by the Committee, the Grantee may satisfy only the minimum statutory withholding obligation imposed under paragraph (a) by electing to have the Company withhold Common Shares having a Fair Market Value equal to the amount of tax to be withheld. For this purpose, Fair Market Value shall be determined as of the date on which the amount of tax to be withheld is determined (and any fractional share amount shall be settled in cash).

3.3 Restrictions

(a) If the Committee shall at any time determine that any consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of any Award, the issuance or purchase of Common Shares or other rights thereunder, or the taking of any other action thereunder (a “Plan Action”), then no such Plan Action shall be taken, in whole or in part, unless and until such consent shall have been effected or obtained to the full satisfaction of the Committee.

(b) The term “consent” as used herein with respect to any action referred to in paragraph (a) means (i) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or under any federal, state or local law, rule or regulation, (ii) any and all written agreements and representations by the Grantee with respect to the disposition of shares, or with respect to any other matter, which the Committee shall deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made, (iii) any and all consents, clearances and approvals in respect of a Plan Action by any governmental or other regulatory bodies, and (iv) any and all consents or authorizations required to comply with, or required to be obtained under, applicable local law or otherwise required by the Committee. Nothing herein shall require the Company to list, register or qualify the Common Shares on any securities exchange.

3.4 Nonassignability; No Hedging

Except to the extent otherwise provided in the applicable Award Agreement, no Award or right granted to any person under the Plan may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of or hedged, in any manner (including through the use of any cash-settled instrument), whether voluntarily or involuntarily and whether by operation of law or otherwise, other than by will, by the laws of descent and distribution or as specified in a qualified domestic relations order as defined in Rule 16a-12 under the Exchange Act, and all such Awards (and any rights thereunder) will be exercisable during the life of the Grantee only by the Grantee or the Grantee’s legal representative. Any sale, exchange, transfer, assignment, pledge, hypothecation, or other disposition in violation of the provisions of this Section 3.4 will be null and void and any Award which is hedged in any manner will immediately be forfeited. Notwithstanding the immediately preceding sentence, the Committee may permit a Grantee to transfer any Award to one or more of the Grantee’s immediate family members or to trusts established in whole or in part for the benefit of the Grantee and/or one or more of such immediate family members. For purposes of the Plan, the term “immediate family” shall mean the Grantee’s spouse and issue (including adopted and step children). All of the terms and conditions of the Plan and the Award Agreements will be binding upon any permitted successors and assigns.

3.5 Change in Control; Successor Entity

(a) Notwithstanding anything herein to the contrary, all Awards shall vest and any transfer restriction on any Award shall lapse immediately and such Awards shall become exercisable in the event a Grantee experiences a Termination of Employment (other than a termination for Cause) within twelve (12) months following a “Change of Control”, which shall be deemed to occur if (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), excluding the Company or any of its subsidiaries or other affiliates, a trustee or any fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries or other affiliates, an underwriter or distributor temporarily holding securities pursuant to an offering of such securities or a corporation owned, directly or indirectly, by shareholders of the Company in substantially the same proportion as their ownership of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then issued and outstanding securities (“Voting Securities”); (ii) during any period of not more than two years, individuals who constitute the Board as of the beginning of the period and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii) or (iv) of this sentence) whose appointment by the Board or nomination for appointment by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at such time or whose appointment or nomination for appointment was previously so approved, cease for any reason to constitute a majority thereof; (iii) consummation of a merger, consolidation, amalgamation, reorganization or other business combination or a court of competent jurisdiction approves a scheme of arrangement of the Company, other than a merger, consolidation, amalgamation, reorganization, business combination or scheme of arrangement which would result in the Voting Securities of the Company issued and outstanding immediately prior thereto continuing to represent (either by remaining issued and outstanding or by being converted into Voting Securities of the continuing or surviving entity) at least 50% of the combined voting power of the Voting Securities of the Company or such continuing or surviving entity issued and outstanding immediately after such merger, consolidation, amalgamation, reorganization, business combination or scheme of arrangement; or (iv) the shareholders of the Company approve a plan of complete liquidation of the Company or any agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

(b) Unless otherwise provided in the applicable Award Agreement and except as otherwise determined by the Committee, in the event of a merger, consolidation, amalgamation, reorganization, other business combination or a scheme of arrangement of the Company with or into any other entity (“Successor Entity”) or any transaction in which another person or entity acquires all of the issued and outstanding Common Shares of the Company, or all or substantially all of the assets of the Company, outstanding Awards may be assumed by or a substantially equivalent award may be substituted by such Successor Entity or a parent or subsidiary of such Successor Entity.

3.6 No Right to Employment

Nothing in the Plan or in any Award Agreement shall confer upon any Grantee the right to continue in the employ of or association with the Company or affect any right which the Company or any of its subsidiaries or other affiliates may have to terminate such employment or association at any time (with or without Cause).

3.7 Nature of Payments

Any and all grants of Awards and issuances of Common Shares under the Plan shall constitute a special incentive payment to the Grantee and shall not be taken into account in computing the amount of salary or compensation of the Grantee for the purpose of determining any benefits under any pension, retirement, profit-sharing, bonus, life insurance or other benefit plan of the Company or under any agreement with the Grantee, unless such plan or agreement specifically provides otherwise.

3.8 Non-Uniform Determinations

The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations, and to enter into non-uniform and selective Award Agreements, as to the persons to receive Awards under the Plan, and the terms and provisions of Awards under the Plan.

3.9 Other Payments or Awards

Nothing contained in the Plan shall be deemed in any way to limit or restrict the Company from making any Award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

3.10 Section Headings

The section headings contained herein are for the purpose of convenience only and are not intended to define or limit the contents of the sections.

3.11 Effective Date and Term of Plan

Unless sooner terminated by the Board, the Plan shall terminate the day before the tenth anniversary of the adoption of the Plan by the Board. All Awards made under the Plan prior to its termination shall remain in effect until such Awards have been satisfied or terminated in accordance with the terms and provisions of the Plan and the applicable Award Agreements.

3.12 Governing Law

All rights and obligations under the Plan shall be construed and interpreted in accordance with the laws of Bermuda, without giving effect to principles of conflict of laws.

3.13 Severability; Entire Agreement

If any of the provisions of this Plan or any Award Agreement is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby; provided, that if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any Award Agreements contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

3.14 No Third Party Beneficiaries

Except as expressly provided therein, neither the Plan nor any Award Agreement shall confer on any person other than the Company and the Grantee of any Award any rights or remedies thereunder.

3.15 Section 409A Payment Delay.

Notwithstanding any provision to the contrary herein, to the extent any payment to be made pursuant to an Award in connection with a Termination of Employment of an Employee would be subject to the additional tax of Section 409A of the Code, the payment will be delayed until six months after such a termination (or earlier death or disability (within the meaning of Section 409A of the Code)).

3.16 Waiver of Claims

Each Grantee of an Award recognizes and agrees that before being selected by the Committee to receive an Award he or she has no right to any benefits hereunder. Accordingly, in consideration of the Grantee’s receipt of any Award hereunder, he or she expressly waives any right to contest the amount of any Award, the terms of any Award Agreement, any determination, action or omission hereunder or under any Award Agreement by the Committee, the Company or the Board, or any amendment to the Plan or any Award Agreement (other than an amendment to the Plan or an Award Agreement to which his or her consent is expressly required by the express terms of an Award Agreement).

3.17 Successors and Assigns

The terms of this Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns.

3.18 Date of Adoption and Approval of Shareholders

The Plan was adopted on April 24, 2007 by the Board and approved and ratified by the shareholders of the Company at the 2007 Annual General Meeting of Shareholders.